CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, (this “Agreement”) is made as of December 31, 2011 by and between Joseph Niemann (hereinafter, “Niemann”) (SSN ###-##-####) and Imo Industries Inc., a Delaware corporation with offices at  1710 Airport Rd. hereinafter, the “Company”);

WITNESSETH:

In this Agreement, "Colfax Group Entity" means any entity which is a wholly-owned or indirect subsidiary of Colfax Corporation, a Delaware corporation and parent of Company.

WHEREAS, Niemann desires to make himself available as a consultant for assisting Colfax Fluid Handling in its Tushaco and KSA areas, together with such other services for the Company or a Colfax Group Entity as may be agreed from time to time; and

WHEREAS, the Company desires to engage Niemann as a consultant for that purpose;

NOW THEREFORE, the parties hereto agree that:

1.
Niemann shall make his consulting services available to the Company for minimum of (40) hours per week during normal business days while the Agreement remains in effect.  Niemann shall provide such consulting services in a timely and professional manner with all due skill and care.

2.
The status of Niemann is that of an independent contracter and not an employee, agent or partner.  Niemann acknowledges that in connection with the Agreement or his performance hereunder, Niemann is not entitled to any health, welfare, retirement or other benefits, or any incentive compensation except as specified herein, and Niemann waives any and all such benefits and compensation.  Niemann agrees that he shall be personally responsible for any and all taxes and other payments received by him from the Company and Niemann acknowledges that he understands his tax obligations hereunder.  Niemann represents that his social security number is as stated above and it will be used solely for government reporting purposes by the Company.

3.
Niemann shall not bind, commit, or incur any obligation, debit or contract for or in behalf of the Company, except those for his own personal services as expressly provided for elsewhere herein, without the prior authorization to do so from William Roller, Ex. Vice President, Colfax Corporation.

4.
Niemann shall be compensated at the rate of $25,000 per month during the term of this agreement.  In addition, Niemann shall be reimbursed for all out-of-pocket expenses reasonably and properly incurred on behalf of the Company and agreed to in advance by the Company.  Any and all travel must be preauthorized by William Roller, Ex. Vice President, Colfax Corporation.

5.
Niemann shall submit statements of monthly expenses detailing specific assignments, on or before the 20th day of the month covering the preceding month directly to William Roller for approval.  the Company shall promptly thereafter pay Niemann for his services and disbursements.  Niemann shall maintain records adequate for the determination of all services rendered, including expenses and other data, which shall be available for inspection by the Company through it or its agents and representatives during normal working hours as the Company shall reasonably request.

6.
This Agreement is for the personal services of Niemann.  Niemann  may not assign, transfer or sub-contract in whole or in part any of his rights or obligations under this Agreement without the prior written consent of the Company.  The Company shall be entitled to assign the benefit Niemann’s consulting services to any Colfax Group Entity from time to time.

7.	Assignments hereunder shall be as directed by the Ex. Vice President, Colfax Corporation or his designee.

8.
Niemann acknowledges that a successful rendition of consulting services hereunder will require the disclosure to him of confidential information belonging to the Company or a Colfax Group Entity.  Niemann agrees to maintain the confidentiality of all data, documents and drawings that are not known or which hereafter may become known to him as a result of his services for the Company or a Colfax Group Entity.  Niemann agrees at all times during and after the term of this Agreement that he will not directly or indirectly disclose any such information to any person or entity other than the Ex. Vice President Colfax Americas and those persons or entities as directed by the Ex. Vice President Colfax Americas.  Niemann’s work product hereunder shall be the property of the Company.  All drawings and documents furnished to or product by Niemann in connection with consulting services hereunder, and all copies of any such drawings and documents will be transferred to the Ex . Vice President, Colfax Corporation upon termination of this Agreement.

9.
Sections 8 and 9 hereof shall survive the expiration or any termination of this Agreement.  Niemann acknowledges and agrees that the Company or a Colfax Group Entity would suffer irreparable harm if he were to disclose any confidential information not in the public domain, drawings or documents, trade secrets or privileged information described above, and that damages alone would be an inadequate remedy for the Company or a Colfax Group Entity.  Niemann therefore agrees that in addition to and without limiting any other right or remedy, the Company and any Colfax Group Entity may have the right to an injunction or other equitable relief in any country of competent jurisdiction.  Further, Company and any Colfax Group Entity shall not be liable for any act or omission of Niemann. Niemann agrees to indemnify and hold harmless Company and any Colfax Group Entity from any and all losses, damages, costs and expenses (including attorneys’ fees) in any manner resulting from or arising out of:

9.1	any act or omission by Niemann or any breach or Niemann’s obligations under this Agreement;
9.2
any tax, social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with his performance hereunder where such recovery is not prohibited by law;

9.3
all reasonable costs and expenses incurred and any penalty, fine or interest payable by the Company in connection with or in consequence of any liability, deduction, contribution, assessment or claim arising out of any failure by Niemann to pay any tax or social security contributions in connection with his performance hereunder; and

9.4
any liability (including reasonable costs and expenses) for any employment related claim or any claim that Niemann is an employee or worker made against the Company or any Group Company arising out of or in connection with the provision of consulting services hereunder.

10.
Niemann agrees to comply with all applicable laws relating to his engagement for services under this Agreement, including but not limited to United States export control laws, the Foreign Corrupt Practices Act and U.K. Anti-Bribery Act 2010.

11.
Subject to the terms hereof, this Agreement shall remain in effect until February 15, 2012 (the “Initial Term”) unless terminated by either party as set forth herein.  Notwithstanding anything to the contrary, the Agreement shall be terminable at any time by the Company or Niemann upon thirty (30) days written notice to either party.

12.
Notwithstanding the provisions of Section 11 the Company shall be entitled to terminate this Agreement with immediate effect and with no liability to make any further payment to Niemann (save in respect of consulting services already provided) if Niemann:

12.1	commits any serious or repeated breach or non-observance of Niemann's obligations under this Agreement;
12.2	fails to perform the consulting services or any part of them to the Company's reasonable satisfaction;
12.3	is convicted of a criminal offence;
12.4	commits any act of dishonesty or other act that brings or could bring Niemann or the Company into disrepute; or
12.5	commits any serious or repeated breach or non-observance of any of the Company's policies.

13.	All checks hereunder for payments to Niemann are to be made payable to:

Joseph B. Niemann
14124 Riverdowns St.
Midlothian, VA  23113

14.
This Agreement embodies the entire agreement and understanding of the parties regarding its subject matter and supersedes any prior agreements.  This Agreement shall be governed by and construed in accordance with the laws of Virginia, excluding its conflicts rules.  The parties submit to the jurisdiction of Virginia state courts and to federal country with jurisdiction over Virginia, and agree that such courts shall be the exclusive forum for any litigation in connection with the Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer thereunto duly authorized and Niemann has hereunto set his hand as of the day and year first above written.

/s/ Joseph B. Niemann	By:	/s/ William E. Roller
Joseph B. Niemann		William E. Roller
Ex. Vice President
Colfax Corporation